Exhibit 10.6

Summary of the WellPoint, Inc. Directed Executive Compensation (DEC) Program

Directed Executive Compensation (DEC) is an executive perquisite plan that provides officers of WellPoint, Inc. (the “Company”) with flexibility to tailor certain benefits to meet their needs using a combination of Cash and Core Credits.

Cash Credits pay for a variety of expenses the executive may incur in his or her role with the Company. DEC provides Core Credits to pay for costs associated with estate planning, financial counseling, retirement planning, and tax services. The amount of Cash and Core Credits the executive receives is based upon his or her position.

Corporate Title	Core Credits	Cash Credits	Total Value

President and Chief Executive Officer	$15,000 per year	$54,000 per year	$69,000 per year
Executive Vice President	$15,000 per year	$30,000 per year	$45,000 per year
Senior Vice President	$10,000 per year	$18,000 per year	$28,000 per year

Cash Credits are paid monthly on the first paycheck of the month. Core Credits are awarded at the beginning of each plan year. Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and will receive a prorated amount of credits for the year.

Cash Credits

Cash Credits are cash paid directly to the executive and may be used for his or her choice of benefits. The executive does not need to document how these credits are utilized. Some benefits the executive may wish to purchase with his or her Cash Credits include:

•	Automobile-related benefits[1]

•	First class air travel[2]

•	Airline clubs

•	Savings or retirement accounts

[1]

Per the Company’s Corporate Travel & Expense Policy, executives may be reimbursed for mileage at the IRS rate for business-related trips only when round-trip mileage exceeds 200 miles. Any trips under 200 miles are considered covered by DEC Cash Credits and not reimbursable. For trips over 200 miles, only the excess over 200 miles is reimbursable.

[2]

Per the Company’s Corporate Travel & Expense Policy, costs incurred for “First Class” and “Business Class” air travel will not be reimbursed by the Company. Exceptions to this policy will only be considered in unusual circumstances and must be approved by the Company’s Chief Accounting Officer. DEC Cash Credits can be used to cover the costs incurred for “First Class” and “Business Class” air travel.

•	Additional life insurance or long-term disability insurance

•	Country club memberships

Core Credits

Core Credits may be used for financial/retirement planning, estate planning, tax return preparation, and legal services relating to these services, plus tax, legal, and financial investment magazine subscriptions and tax and legal software.

The Company has partnered with a third party service provider to provide comprehensive financial services to its executives. An executive may either use his or her own service providers or exchange his or her annual Core Credit benefit for the applicable third party service provider program.

The third party service provider will bill the Company directly for the services it provides to the Company’s clients. The executive may personally pay other vendors for Core Credit services or the Company can pay them directly up to the annual Core Credit limit. Unlike Cash Credits, unused Core Credits for each year are forfeited if not used.

Core Credit Reimbursement and Taxation

The Company will pay the executive’s vendors directly or reimburse the executive, as applicable. Generally, the value of benefits is taxable income. However, to the extent DEC Core Credit benefits are related to services addressing company-provided benefits and compensation, the value of the benefit is not taxable income.

With the exception of retirement, use of Core Credits will end upon termination. In the case of the executive’s retirement (defined as age 55 or higher with 15 or more years of service), Core Credits may be used through the end of the calendar year of retirement.